UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2018

COMSTOCK MINING INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)

1200 American Flat Road, Virginia City, Nevada 89440

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 8.01. Other Events

Virginia City, NV (November 27, 2018) Comstock Mining Inc. (the “Company”) (NYSE American: LODE) announced progress on its non-mining asset sales. The sale of the Gold Hill Hotel, to a local, experienced hotelier remains on schedule for closing in December. The buyer completed the final walk through inspection of the property last week with no material issues noted. In addition, the Company has entered into discussion and negotiation with local investors for the sale of its non-mining assets located in Silver Springs, Nevada.
Corrado De Gasperis, Executive Chairman and CEO commented, “The sale process for the Gold Hill Hotel has progressed without incident and we have and continue to be impressed by the professionalism, care and community involvement of the new owners and we warmly welcome them to the Comstock. We are also thrilled by the interest of Nevada-based investors who are focused on opportunity zone investments in Storey and Lyon counties.”
On November 23, the Company was notified by the agent of the buyer of the Daney Ranch, that the proposed buyer was opting to terminate its offer of $3.25 million, previously announced to close later this month. The Company will relist the property for $4 million this week.
Mr. De Gasperis concluded, “Our non-mining land sales are progressing toward the goal of eliminating our debt, and we expect this to be completed in the first half of next year, and possibly sooner. We anticipate the principal amount of the company’s secured debenture at year end will be approximately $7.8 million , with $14 million of remaining non-mining asset sales to be completed in 2019.”

Exhibit Number	Exhibit

99.1	Comstock Mining Inc. Press Release 99.1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK MINING INC.

Date: November 23, 2018	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: President, Chief Executive Officer and Executive Chairman